Exhibit No. 99.2

PRESS
RELEASE

Date:	February 27, 2004
Contact:	Stephen Conner	or	Headen Thomas
Telephone:	704/731-4205		704/731-4438

PIEDMONT REPORTS FIRST QUARTER RESULTS

CHARLOTTE, NC – At its Annual Meeting of Shareholders held in Raleigh today, Charlotte-based Piedmont Natural Gas (NYSE:PNY) announced financial results for the first fiscal quarter ended January 31, 2004. Operating results reflect the first full quarter effect of the acquisition of North Carolina Natural Gas (NCNG) on September 30, 2003.

For the quarter, the Company reported net income of $74.6 million, compared with $58 million for the same period last year. Diluted earnings per share were $2.18, compared with $1.74 for the prior-year period. Results for the quarter ended January 31, 2003, included a one-time, non-recurring benefit of $.17 per share due to a change in the way the Company records revenues and cost of gas on volumes delivered but not yet billed.

Weather in the Company’s service areas during the first quarter was 3% warmer than normal and 11% warmer than in the prior-year quarter. System throughput increased from 63.6 million dekatherms to 73.5 million dekatherms due to the purchase of NCNG and continued customer growth. Operations and maintenance expenses increased primarily due to higher payroll, pension and other employee benefit costs from the addition of NCNG and the provision for uncollectibles. Chairman, President and Chief Executive Officer Thomas E. Skains commented, “Our first-quarter earnings reflect the successful integration of NCNG into Piedmont Natural Gas, continued internal customer growth and one-time and ongoing benefits from non-utility ventures. We are pleased with these results.”

Income from non-utility activities was $8.4 million, compared with $2.5 million in the first quarter of the prior year. Earnings in the current quarter from the Company’s interest in SouthStar Energy Services LLC, which is primarily engaged in the unregulated retail gas market in Georgia, include a one-time, pre-tax benefit of $2.5 million ($1.5 million after tax, or $.04 per share) due to the resolution of certain disproportionate sharing issues between the members of the venture. Earnings in the current quarter also reflect a one-time, pre-tax gain of $5.1 million ($3.1 million after tax, or $.09 per share) from the sale of the Company’s interest in Heritage Propane Partners, L.P. Two other joint ventures, Pine Needle LNG and Cardinal Pipeline, contributed combined earnings per share of $.03 in the current quarter, compared with $.02 per share in the first quarter of the prior year, due in part to Piedmont’s acquisition of an additional 5% equity interest in each venture in connection with the NCNG transaction.

Earnings per share for the current quarter were also positively impacted by $.04 due to a decrease in property tax expense resulting from a reduction in the assessed value of the Company’s property.

Fiscal 2004 Earnings Guidance Revised Upward

Piedmont Natural Gas is revising its guidance for fiscal year 2004 earnings from continuing operations upward to $2.35 to $2.45 per diluted share. Previous guidance was $2.25 to $2.40 per diluted share.

The Company’s fiscal year 2004 earnings guidance excludes non-recurring items related to the sale of its propane interests and the resolution of certain disproportionate sharing issues related to its SouthStar venture. The fiscal year 2004 earnings-per-share impacts of these two items are expected to be increases of $0.08 and $0.04, respectively.

This revised guidance includes the earnings-per-share accretion related to the NCNG acquisition, integration and permanent financing. Also included are rate case approvals for the NCNG and Nashville Gas divisions that became effective November 1, 2003, and management’s assessment of the negative impacts that high wholesale natural gas prices may have on earnings for the fiscal year.

Conference Call

In conjunction with the first quarter earnings release, you are invited to listen to the conference call that will be broadcast live over the Internet on Tuesday, March 2, 2004, at 2:30 p.m. Eastern Standard Time, hosted by Chairman, President and Chief Executive Officer Thomas E. Skains. Simply log on to the web at www.piedmontng.com and click on Investor Relations, then on Presentations. The conference call will be archived on the web site.

Piedmont Natural Gas Company
Summary of Operations
(in thousands except per share amounts)

Three Months Ended	January 31
			% Increase
	2004	2003	(Decrease)

	(unaudited)
Operating Revenues	$618,785	$493,491	25%
Cost of Gas	422,305	331,797	27%
Margin	196,480	161,694	22%
Operations and Maintenance Expenses	49,672	38,495	29%
Depreciation	20,453	15,250	34%
General Taxes	6,002	6,380	-6%
Utility Income Taxes	43,004	35,914	20%
Operating Income	77,349	65,655	18%
Other Income (Expense), net	8,495	2,677	217%
Utility Interest Charges	11,211	10,336	8%
Income Before Minority Interest	74,633	57,996	29%
Less Minority Interest	11	—	—
Net Income	$74,622	$57,996	29%
Average Shares of Common Stock:
Basic	34,119	33,186	3%
Diluted	34,222	33,300	3%
Earnings Per Share of Common Stock:
Basic	$2.19	$1.75	25%
Diluted	$2.18	$1.74	25%
System Throughput — Dekatherms	73,492	63,589	16%
Gas Customers Billed in January	875	736	19%
System Average Degree Days — Actual	1,909	2,153	-11%
System Average Degree Days — Normal	1,975	1,971	—
Percent Normal Degree Days	97%	109%	-11%

Twelve Months Ended	January 31
			% Increase
	2004	2003	(Decrease)

	(unaudited)
Operating Revenues	$1,346,116	$1,036,761	30%
Cost of Gas	928,450	662,476	40%
Margin	417,666	374,285	12%
Operations and Maintenance Expenses	163,284	138,214	18%
Depreciation	68,367	58,746	16%
General Taxes	24,031	24,988	-4%
Utility Income Taxes	47,167	43,276	9%
Operating Income	114,817	109,061	5%
Other Income (Expense), net	18,114	10,427	74%
Utility Interest Charges	41,112	40,445	2%
Income Before Minority Interest	91,819	79,043	16%
Less Minority Interest	830	—	—
Net Income	$90,989	$79,043	15%
Average Shares of Common Stock:
Basic	33,626	32,921	2%
Diluted	33,745	33,079	2%
Earnings Per Share of Common Stock:
Basic	$2.71	$2.40	13%
Diluted	$2.70	$2.39	13%
System Throughput — Dekatherms	159,227	148,165	7%
Gas Customers Billed in January	875	736	19%
System Average Degree Days — Actual	3,399	3,631	-6%
System Average Degree Days — Normal	3,524	3,529	—
Percent Normal Degree Days	96%	103%	-7%

Selected Non-Utility Activities

Other Income includes net income resulting from the Company’s investments in the following non-utility activities:

		SouthStar Energy	Cardinal	Pine Needle
	Propane (a)	Services (b)	Pipeline	LNG

	(in thousands) (unaudited)

Three Months Ended January 31, 2004	$4,141	$3,319	$283	$587
Twelve Months Ended January 31, 2004	4,500	9,013	1,015	2,154

Three Months Ended January 31, 2003	$789	$697	$240	$569
Twelve Months Ended January 31, 2003	(240)	5,860	984	2,269

(a)  The 2004 periods include a one-time, after-tax gain of $3,083 due to sale of the interest in Heritage Propane Partners, L.P.

(b)  The 2004 periods include a one-time, after-tax benefit of $1,506 due to resolution of certain disproportionate sharing issues.

Forward-Looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions; competition from other providers of similar products; and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could”, “will” and variations of such words and similar expressions are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s filings with the SEC on Forms 10-K and Forms 10-Q, which are available on the SEC’s website at http://www.sec.gov.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 940,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 60,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage, intrastate natural gas transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

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